Exhibit 99.1

NEWS RELEASE

Gateway Energy Corporation Announces Agreement with Frederick Pevow

HOUSTON, June 2, 2010 -- Gateway Energy Corporation (OTC Bulletin Board: GNRG; “Gateway”) announced today that it has reached an agreement with Frederick M. Pevow, Jr. to settle issues relating to the ongoing consent solicitation campaign.

Under the terms of the agreement, Gateway will appoint Perin Greg deGeurin, David Fairfax Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III to Gateway’s board of directors.  These individuals will serve with John Raasch on the reconstituted board of directors, following the recent resignations of six of the members of Gateway’s board.  The new Board may consider appointing a seventh director, who, pursuant to the agreement, would be reasonably acceptable to Messrs. Pevow and Raasch.

Mr. Pevow has agreed that, if elected Chief Executive Officer and President of Gateway, his base salary will be $175,000 until the 2011 annual stockholders’ meeting.  In addition, Gateway will reimburse Mr. Pevow for the expenses incurred in connection with the consent solicitation, up to $300,000, of which $150,000 will be payable in cash and the balance pursuant to a promissory note.

Gateway’s Chief Executive Officer and President, John Raasch, commented, “This agreement allows us to put the distraction of the consent solicitation behind us, and to focus on Gateway’s business.  I am looking forward to working with Fred and the other new board members to continue to improve Gateway’s performance, and to create value for the stockholders of Gateway.  The new board members will bring valuable insight and perspective to allow us to build Gateway’s business.”

Mr. Pevow, in turn, commented, “I agree with John.  It is time to move forward.  Let’s get started.”

Mr. deGeurin is the president and co-owner of DeGeurin Realty, Inc., a commercial and residential real estate brokerage. Mr. deGeurin has been the president and co-owner of DeGeurin Realty, Inc. since 1989. Mr. deGeurin graduated from the University of Texas at Austin with a bachelor of arts from the School of Communications.

Mr. Huff is the president and co-owner of Progressive Pumps & Controls Corporation, a distributor of oilfield pumps and related accessories, a position he has held since January 2009. Mr. Huff was the vice president of Progressive Pumps & Controls from November 2006 to December 2008. He was self-employed from March 2006 to October 2006. Mr. Huff was the chief financial officer of Academy Sports & Outdoors from April 2005 to March 2006. Mr. Huff was formerly an investment banker for Bank of America and Bear, Stearns & Co. Inc., specializing in the energy sector. He graduated with a bachelor of science in accounting and finance from the University of Texas at Austin and earned a masters in business administration from the Wharton School, University of Pennsylvania.

Mr. Niemann is the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. He began his career at Arthur Andersen in 1978 and served as a partner since 1987 and in increasing responsibilities in senior management positions, since 1992. Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The Alley Theatre and Taping for the Blind, Inc. He graduated with a bachelor of arts in managerial studies (magna cum laude) and a masters in accounting from Rice University and received a juris doctor (summa cum laude) from the South Texas College of Law.

Mr. Pevow is a private investor. He was the president of Pevow and Associates, Inc., which provided investment and interim CFO consulting services to companies in the energy, power and chemicals industries, from February 2006 to December 2008.  He was the interim chief financial officer and a member of the board of directors of Texas Petrochemicals, Inc. from May 2004 to January 2006.  He also served on the board of directors of Abraxas Petroleum Corporation. He was formerly a senior investment banker to the energy industry with Smith Barney Inc. and CIBC World Markets.  Mr. Pevow graduated with a bachelor of arts in the Plan II Honors Program, University of Texas at Austin.

Mr. VanderLinden has been manager of market development of Radoil, Inc., a manufacturer of oil and gas equipment, since January 2009. He was the president, chief operating officer and co-founder of Gulfshore Midstream Pipelines, Ltd., from 2001 until its sale to Gateway in August 2007. He was an owner and co-founder of SeaCrest Company LLC and served as vice president from June 1997 until the formation of Gulfshore Midstream Pipelines, Ltd., in 2001. He has over 30 years of experience in the natural gas pipeline industry and held positions at Pan Energy, Natural Gas Pipeline Company of America and United Gas Pipe Line. Mr. VanderLinden graduated with a bachelor of science in Geology from Eastern New Mexico University.

About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts. Gateway gathers offshore wellhead natural gas production and liquid hydrocarbons from producers, and then aggregates this production for processing and transportation to other pipelines. Gateway also transports gas through its onshore systems for non-affiliated shippers and through its affiliated distribution system and makes sales of natural gas to end users.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.